Exhibit 99.1
Ridgewood Energy	14 Philips Parkway Montvale, New Jersey 07645 T (201)447-9000 F (201)447-0474
Robert E. Swanson Chief Executive Officer	11700 Katy Freeway, Suite 280 Houston, Texas 77079 www.RidgewoodEnergy.com

TO: Ridgewood Energy Fund Shareholders	March 19, 2010
RE: Gas Price Insurance

In January, Ridgewood Energy initiated a pilot program for certain of the Funds by purchasing what we refer to as “natural gas price insurance.”  We think this program should be beneficial to Fund Shareholders, and we anticipate expanding it in the future to additional Funds.

Although the total size and financial impact of our initial acquisition of gas price insurance is comparatively small, because the program is different from what we have been doing in the past, we wanted to explain it fully and accurately.  This letter is intended to provide a brief overview of the program, and we have also included an attachment that delves into greater detail.

Natural gas prices in 2009 were dramatically below the long-term trend line prevailing for most of the past decade, with prices hitting their 2009 lows last September.  Last fall, the management at Ridgewood Energy began exploring alternative ways to reduce the risk of downward gas price volatility, while simultaneously not surrendering potential price upside.

After a careful examination of the alternatives, we decided, on a pilot basis, to purchase put contracts at a modest price.   These contracts provide some protection against dramatic drops in future gas prices.  At the same time, put contracts preserve price upside when we sell the gas, and do not subject the Funds to dangerous margin calls or other financial loss associated with doing “forward sales” of the gas.  (If these terms are unfamiliar, a more comprehensive discussion is provided in the attached Detailed Explanation of Put Contract Pilot Program)

In effect, put contracts function as if we have purchased “gas price insurance”, with each Fund paying a fixed, upfront cost in exchange for the right to collect payment if the gas prices fall below a certain contract price on the contract’s expiration date.  The cost of the contract is equivalent to an insurance premium.  If gas prices fall below the contract price, the Fund (thus investors) collects on the insurance.  If gas prices don’t fall below the contract price, there is no insurance to collect on, and we are happy because we are selling gas at a higher price.

An investment in a Ridgewood Energy Fund is speculative, illiquid, and involves a high degree of risk, including the risk of loss of the entire investment amount. These risk factors, and others, are discussed in each Funds Confidential Offering Memorandum.

So far, Ridgewood has been implementing this pilot program only with respect to the O, P, Q, S, T, U, and V Funds, as well as the Institutional Fund.  Beginning with the W Fund, we included a provision in the Fund documents stating that we would not engage in certain types of market activities with respect to selling Fund gas.  That provision in those more recent Funds was meant to assure investors that Ridgewood Energy would not, on behalf of the respective Funds, engage in forward-selling.  (Please see the attached explanation.)    Before we extend the program of purchasing gas price insurance to the more recent Funds, we will first obtain consent from Fund Shareholders in the W Fund through the A-1 Fund.

OVERVIEW OF PILOT PROGRAM

On January 22, 2010, the Funds purchased “put contracts” for natural gas for the months of March through October, a total of 8 months.  With respect to that part of our expected future gas production covered by these put contracts, the Funds get paid if the price of gas is less than $4.90.    The Funds did not agree to sell their gas for $4.90, rather they will sell the actual gas that gets produced for the prevailing market price—whether that price is $3.00, $5.00, $7.00, or any other price.  However, the Funds are paid on their put contracts if the price is below $4.90 on the contract date for the respective month.  The cost of this price protection was 25.5¢ per MCF of gas.

For the month of March, the first month in which this program was in place, the contract price on the expiration date was $4.81, which meant that we collected 9¢ per MCF of gas covered (versus the cost of 25.5¢ per MCF).  Today, the April contract is $4.09, so if it stays at this level until the contract expiration date in the last week of March, we would collect 81¢, as compared to the 25.5¢ cost.  The real reason for purchasing this insurance is to protect at least a portion of the Fund’s production from the low prices we saw in 2009, when they dipped below $3.  If prices fell to $2.90 this September, as they did last September, we would collect $2 per contract.  Of course, we would rather not collect on this price insurance and instead enjoy high prices.

In hindsight, Ridgewood chose a good time to enter these contracts on behalf of the Funds.  When we entered the put contracts on January 22, 2010, the average futures price for gas for March through October was $5.85.  For a cost of only $0.255 we were able to buy price insurance at $4.90.    Although it is ‘bitter-sweet’, gas prices have fallen so much in the past 4 weeks, the purchase of the $4.90 put contracts looks very good at this time.

The attachment to this letter is intended to provide somewhat greater detail on the program, and I would encourage you to take the time to read it.  Be assured that Ridgewood Energy is continually working to maximize the return on your investment while not subjecting your Fund to undue risk.

Ridgewood Energy
Robert E. Swanson Chief Executive Officer

Detailed Explanation of Put Contract Pilot Program

We are writing to announce that, as part of our effort to optimize the performance of your Ridgewood Energy Fund investment, we have undertaken an additional risk management program in the O, P, Q, S, T, U, V and Institutional Funds that is designed to provide some protection against the possibility of future downward volatility in natural gas prices.  For these Funds we have purchased “natural gas price insurance” in the form of “put contracts” which, for a modest cost, protect against a major decline in gas prices.  At the same time, the Ridgewood Funds retain all of the upside benefits if gas prices rise.  We have paid a modest cost to partially protect the Funds from a major price drop, such as what we saw last year.  The balance of this letter explains these concepts in more detail.  (At the end, I discuss our intention to expand this program to the more recent Funds in the coming months.)

The natural gas market was extremely volatile in the second half of 2008 and through 2009.  Gas prices enjoyed a long-term, gradual rise from 2003 through early 2008, followed by a dramatic spike upwards in mid-2008, and then a sharp drop in 2009.  After reaching a high price of over $13 per MCF in the spring of 2008, by September of 2009, prices had fallen to below $3.  Basically, prices were very low from March through November of 2009.  As you have seen, low prices had a very negative impact on Fund distributions across the board.  (Fortunately, because, as a matter of policy, we do not finance any of the Funds’ investments using debt, low prices merely resulted in lower distributions, as opposed to the threat of bank foreclosure.)  Prices have recovered somewhat this winter in the $5 to $6 range for December through February.  Prices are below $5 for early March.  I have written out several times over the past year about the factors influencing gas prices, and I remain quite bullish on gas in the medium to long-term (discussed in more detail later in this letter).

In light of this recent gas market volatility, Ridgewood’s investment committee decided to pursue a plan that could help reduce the impact of a softer price environment for these Funds.  To accomplish this, we are allocating a small percentage of expected future monthly cash flow in these Funds (around 2% to 3%) to purchase a form of “price insurance” called put contracts.  A “put contract” is a contract that gives its owner (here, the participating Ridgewood Funds) the right to collect payment if the price of a good (in this case gas) falls below a certain price (the “contract price”) on a certain date (the contract “expiration date”).

In our case, the Funds participating in this program have purchased the right to sell a certain quantity of gas for each of March through October for $4.90 per MCF.  To buy this insurance, we paid an average “premium” of $0.255 (25.5¢) per MCF of gas in order to receive price protection at $4.90.

Our current implementation of this strategy is modest in scope.  Really, it is just a pilot program in this first phase. We have purchased this price insurance for only a portion of each of the participating Fund’s expected production, and we have purchased these contracts for an 8-month period (through October 2010).  This decision was driven by our desire to allocate only about 3% of a Fund’s expected monthly cash flow to paying the premium to purchase this price insurance.     After extensive analysis both internally and with a third-party gas marketing strategy consultant, we arrived at this as the most prudent, value-oriented approach to take for now.

The cost of a put contract is priced a lot like the premium on an insurance policy—it’s based on the seller’s expectations about the likelihood that we’ll exercise the contract (or to use insurance lingo: make a claim).  For instance, if you buy a term life insurance policy, the premium the insurance carrier charges you is based on a statistically determined likelihood that you will die during the insurance term and thus your beneficiary will collect on the policy.  This calculation will be based on your age, health condition, profession, where you live, domestic status, etc. The more likely the underwriter thinks you are to die during that period and collect on the insurance, the higher the premium.  (Of course, like any insurance, you’d much rather stay alive, even though you paid the premium, and not have your family collect on the policy.)  Similarly, the cost of this gas price insurance (the put contract) is based on the likelihood that, on the expiration date, the price of gas will be below the strike price, such that Ridgewood Funds would exercise the contract and “collect on the policy”.  The fact that we purchased our price insurance at a modest cost means that the market viewed, at the time we purchased the put contracts, that it was unlikely that gas prices would fall below our strike price.

In our case, we purchased our March to October 2010 $4.90 put contracts on January 22, a time when the futures market for natural gas showed an average price over that period of $5.85.  At that time, the futures market was expecting prices to be well north of $4.90 for each of the 8 months we bought coverage for, which meant buying $4.90 put contracts could be done for a modest price.  Even though, when we bought these put contracts, the futures market was anticipating higher prices, we bought these put contracts because we believe that, for this modest fixed cost, we can protect our investors from the potential, however remote, near-term extreme softening in the gas market, similar to 2009.  As producers of gas, the participating Funds are, by their nature, “long” on natural gas, which means the Funds benefit if gas prices go up.  These put contracts provide protection against a drop in gas prices below $4.90 for the portion of our gas protected by the put contracts.  The Funds still enjoy unlimited gas price upside potential.

Buying “put contracts” may sound exotic or intimidating if you are unfamiliar with them.  And put contracts should not be confused with another strategy called “hedging” or “forward selling” which is very different from what we are doing here.  Because this is an important new program we have implemented, and to avoid any confusion or misunderstanding, I want to take the opportunity here to explain to you how these put contracts work and what benefits they offer.  They do not expose the Fund to any new risk, but rather, like insurance, can help protect the Fund against the risk of a decline in gas prices.

I.	PUT CONTRACTS HAVE THE EFFECT OF PROVIDING A “PRICE FLOOR” FOR A PORTION OF THE FUNDS’ GAS PRODUCTION

In practice, here’s how our put contracts work during this initial implementation.  For the period of March 2010 through October 2010, each of the participating Funds own a series of monthly “put contracts” that pays the Funds if for any, or all, of the 8 months covered by these contracts, the price of natural gas falls below $4.90 for the respective month.  The expiration date for each month’s set of put contracts is 5 business days before the start of that month (e.g. July 23 for August gas).  On that day, each of the participating Funds has the right to collect some amount of money if gas for the coming month is selling below $4.90 per MCF.  So, if, on July 23, the price for August gas is below $4.90 (say it’s $4.00), we exercise the contract and receive the difference between $4.90 the lower August price (here, $0.90).  We would get a check for $0.90 for each MCF covered by the put contracts.  In this way, it has the effect of providing a price floor.

If, on the other hand, the August contract price were above $4.90, the put contract would expire with no value on that day.  In that case, we would have lost the money spent buying the put contract (the “insurance premium”), but we are happy that the market is still reflecting strong expected prices for August.  We are hoping for a price of $5 or $6 or $7, but we have insurance if it goes to $4.50 or $3.50.

Whatever the price ends up being in August, we settle our contract about a week before the August actual production begins.  Then we will produce and sell our gas each day, and be paid the actual sales price each day as if there never had been a put contract.  We will produce gas and sell it during the month and receive the market price.  If we received a payment in a given month on the put contract, that payment helps make the Fund feel, economically, as if it received $4.90 for a portion of its gas, regardless of what prices actually do during the month.

In 2009, the average price of gas for March through October was $3.55.  This year, if we have a repeat of 2009, we could collect, on average, $1.35 ($4.90 - $3.55 = $1.35) per MCF on each of the contracts for which we paid 25.5¢.  The reason we were able to obtain so much “gas price insurance” for only 25.5¢ per MCF is that the market on January 22, 2010 expected higher prices for those months in 2010.

While we believe this is a favorable strategy, in order to limit the cost of this insurance to the Funds to what we believed was a prudent level, we only purchased put contracts on a portion of a Fund’s expected production during each month.  This means that we have this price floor on a portion of production, and the remaining production will simply receive the market prices without the price protection of the put contract.  (Of course, we did not pay the 25.5¢ per MCF premium on the uninsured portion of the Fund’s gas.)  We may decide to purchase additional put contracts in the coming months to cover additional production in the Funds.

II.	PUT CONTRACTS STILL LET YOU ENJOY UNLIMITED PRICE UPSIDE POTENTIAL.

Put contracts can protect their owners against falling prices, without in any way capping the ability to enjoy high prices.  Regardless of whether or not the contract actually gets exercised, we still produce and sell our gas and receive the market prices, so we stand to benefit from high market prices, if prices are high.  All the upside is there.  Two years ago, we enjoyed a huge upward price spike for gas.  We do not anticipate a similar price spike this year, but if prices improve, the Funds have no cap on the upside.

We believe in the long-term strength of gas prices.  And we believe that one of the benefits we offer our Fund shareholders, who chose to make a direct investment in long-lived gas-producing projects in the Gulf of Mexico, is to enjoy unlimited price appreciation potential.  This put contract strategy preserves all that upside potential and provides some downside protection for what we believe is a modest, fixed price.

III.	PUT CONTRACTS ARE COMPLETELY DIFFERENT FROM “FORWARD-SALES”. WE ARE NOT ENGAGING IN FORWARD SELLING.

As important as it is to explain to you what we are doing—buying put contracts—it’s important to explain what we are NOT doing.  We are not engaging in a hedging strategy known as “forward selling” our gas.  Forward selling is very different.  As I’ve stressed over and over, a put contract gives us the right to collect payment if gas prices fall below a certain level in exchange for a fixed, known upfront cost.  In contrast, when you engage in forward sales, you make a firm commitment (a contractual obligation) to deliver the commodity to a buyer at a future date at an agreed upon price.  This has two significant potential disadvantages: (1) it caps your price at whatever that agreed upon price is, and thus limits upside potential; and (2) what’s more scary, it can expose you to very significant liability if you can’t deliver the commodity.  In the oil and gas business, you face production risk.  Wells can be producing strongly one day, and then go offline for repair work or re-completion, they may be shut-in for hurricanes, or they may simply peter-out faster than expected.  Since that’s the case, engaging in forward sales can result in you being “naked”—being obligated to deliver gas without having the actual production to back it up.  If that’s the case, you have to make the purchaser of the gas financially “whole” by paying them the difference between your contracted-for price and the market price.  If your forward sale is naked, you become terrified of rising prices, because it means you will have to write an even bigger check to make up for your lack of production.  The higher the price for gas goes, the WORSE off you are.   For all the reasons discussed above, you can see that our put contract program is very different.

Our decision to purchase put contracts in the participating Funds was driven largely by the desire to protect against a spell of abnormally mild weather (either a warm balance of the winter or a cool summer, both of which result in lower gas and energy demand).  Owning put contracts could, to a limited extent, help soften the negative impact that a protracted period of abnormal weather would have on the cash flow to the participating Funds.

I want to emphasize that, during this initial phase of the program, we have purchased this price insurance on only a portion of the expected production in certain Funds for the period of March to October of this year.  (The reason only certain Funds are participating at this time is discussed below).  As a result, this program should not be interpreted as providing a guaranteed price floor for all production in these Funds, or for production in all the Ridgewood Energy Funds.  If prices fall, this strategy could, however, soften the impact lower gas prices would have on the participating Funds and provide them with additional distributable cash during this period compared to what they would have had without the program.

PURCHASING GAS PRICE INSURANCE IS CONSISTENT WITH A BULLISH VIEW OF GAS PRICES

I want to make clear that Ridgewood remains bullish about long-term gas prices, and purchasing this form of price insurance is consistent with that view.  Despite the volatility of 2009, in December and January prices firmed up, with prices nearly doubling from their September 2009 lows.  This market tightening has been driven largely by the cold weather in December and January, which has greatly reduced gas inventory levels.  The market for gas is determined by supply and demand.  In 2009, a mild summer left us with a record amount of gas supply in storage, putting downward pressure on prices.  Cold winter weather has brought inventories back in line with their 5-year averages.

Unfortunately, gas prices have fallen substantially in the past 3 weeks (even as oil prices have risen in the past several weeks).  The drop in gas prices is largely due to recent comparatively mild weather.  On March 18, the gas inventory report showed a very small draw-down for the week ending March 12.  As I am writing this discussion on March 18, gas prices are falling for the day, presumably in light of the gas inventory report (and the current mild weather).

In the mid- to long-term, many analysts believe that the price volatility seen in 2009 will deter some of the future gas drilling, particularly for more costly, unconventional onshore shale gas.  (In addition, we are beginning to see serious environmental challenges to shale gas drilling.  Some local and state governments are fighting well permits, and the EPA just announced a study of this issue.)  We have already seen onshore rig-utilization rates drop by half by January 2010.  The gradual supply reduction we will see from less new drilling of shale gas is the natural mechanism by which the market should correct itself, and that should also support prices.  An uptick in the economy could further support prices by increasing industrial demand for gas, which fell dramatically due to the recession.

Our decision in January 2010 to purchase put contracts in the participating Funds was driven largely by the desire to protect against a spell of abnormally mild weather (either a warm balance of the winter or a cool summer, both of which result in lower gas and energy demand).  Owning put contracts could, to a limited extent, help soften the negative impact that a protracted period of abnormal weather would have on the cash flow to the participating Funds.

I want to emphasize that, during this initial phase of the program, we have purchased this price insurance on only a portion of the expected production in certain Funds for the period of March to October of this year.  We chose not to invest money to purchase put contracts for the winter months because colder weather usually helps winter prices.  (The reason only certain Funds are participating at this time is discussed below).  As a result, this program should not be interpreted as providing a guaranteed price floor for all production in these Funds, or for production in all the Ridgewood Energy Funds.  If prices fall significantly, this strategy will, however, soften the impact lower gas prices would have on the participating Funds and provide them with additional distributable cash during this period, compared to what they would have had without the program.

EXPANDING THIS PRICE INSURANCE PROGRAM OVER TIME

As discussed, at this time, we are only engaging in this put strategy to a limited extent.  We are purchasing puts for only a portion of the natural gas production in the participating Funds mentioned above.  Over time, we may expand this program.  At this point, we focused just on natural gas, and not oil, because the market for gas has exhibited far more volatility over recent months.  While oil prices fell in 2009, they have rebounded more quickly and have been more stable than gas prices.  Plus, because the oil market is more global (versus the gas market, which is mostly domestic), there are broader global economic and geopolitical drivers that, I believe, keep the oil market less downwardly volatile.  (Ever-growing oil demand in China and the price-setting power of OPEC are top among them).  In the future, we will revisit the decision of whether or not to purchase puts for oil.

Also, in the next several months, we intend to expand this program to potentially include the more recent Funds.  Starting with the W Fund, we began offering investors the option of investing as Investor General Partners (IGPs) to receive accelerated tax benefits.  As part of those offerings, we represented that we would not engage in “market-trading activity” in order to assure people that we would not engage in the kind of forward-selling activity that could potentially expose a the Fund to potentially huge financial liabilities, as discussed above.  While we do not believe that purchasing a quantity of put contracts falls into the category of “market-trading activity” described there (it doesn’t expose the Fund, or any investor, to any new liability), we still feel it is prudent to seek the consent of investors in the W through A-1 Funds for permission to engage in purchasing put contracts, and we are in the process of drafting the legal documents that will allow us to do that.

I hope I have done a good job of explaining our new strategy for helping mitigate the gas price risk to these Funds.  This was a very carefully though-out process, in which the cost and benefits of many different variations on this strategy were carefully considered.  This represents our initial, limited engagement in this program, and we will continue to evaluate it and potentially expand on it over time.

Rest assured, this new risk-management program is intended to merely complement our primary business objective, which is to build wealth for our investors by being direct, long-term owners of long-lived Gulf of Mexico oil and gas properties.

With that said, here’s to ever-higher gas prices in 2010!

This document contains CONFIDENTIAL INFORMATION and may not be reproduced without Ridgewood’s permission.  This document is intended for Ridgewood’s investors only.  This memorandum does not by itself offer or solicit an offer to buy securities in any Ridgewood fund. Any person seeking to make an investment in a Ridgewood fund must review such Fund’s Confidential Offering Memorandum, Supplements and subscription documents before making such investment.  This document contains forward-looking statements, estimates and projections, which although Ridgewood believes them to be reasonable, may not be achieved.  This memorandum was prepared by Ridgewood and was not reviewed or approved by any third-parties.

Shareholders of each of the Ridgewood Energy W Fund, LLC, Ridgewood Energy X Fund, LLC, and Ridgewood Energy Y Fund, LLC (collectively, the “Funds”) are urged to read your respective Fund’s consent solicitation statement relating to the proposed purchase of put contracts when it becomes available as it will contain important information. Copies of such consent solicitation statements and other relevant documents filed by each of the Funds, which will contain information about the proposed put contract transactions, will be available when filed and without charge at the U.S. Securities and Exchange Commission’s (the “Commission’s”) website (http://www.sec.gov). Copies of the definitive consent solicitation statement of each of the Funds, if and when available, may also be obtained from Ridgewood Energy Corporation, the Manager of each of the Funds, without charge by directing a request to Ridgewood Energy Corporation, 14 Philips Parkway, Montvale, New Jersey 07645 attn: Daniel V. Gulino

Each of the Funds and Ridgewood Energy Corporation, manager of each of the Funds, together with their respective executive officers, may be deemed to be participants in the solicitation of consents from the Funds’ shareholders with respect to the proposed purchase of put contracts. Information regarding the participants in the solicitation of consents and a description of their direct or indirect interests, by securities holdings or otherwise, will be set forth in a definitive consent solicitation statement to be filed by each of the Funds with the Commission when it becomes available.